UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2023

Keros Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39264	81-1173868
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 Waltham Street, Suite 302 Lexington, Massachusetts		02421
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 314-6297

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	KROS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2023, the board of directors (the “Board”) of Keros Therapeutics, Inc. (the “Company”), based upon a recommendation from the Nominating and Corporate Governance Committee of the Board, voted to increase the size of the Board to eight members and appoint Dr. Alpna Seth as a director of the Company, effective on May 1, 2023. Dr. Seth was appointed as a Class II director with a term expiring at the Company’s 2025 annual meeting of stockholders. The Board also appointed Dr. Seth to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”).

There are no arrangements or understandings between Dr. Seth and any other person pursuant to which Dr. Seth was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Seth has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Dr. Seth has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Dr. Seth will participate in the Company’s standard compensation plan for non-employee directors, including an initial stock option grant, to purchase 20,000 shares of the Company’s common stock at an exercise price per share to be equal to the closing price of the Company’s common stock as reported by the Nasdaq Global Market on that date. This option vests in equal quarterly installments over a three-year period. In addition, pursuant to the Company’s amended and restated non-employee director compensation policy, Dr. Seth will be eligible for an annual option grant to purchase 10,000 shares of the Company’s common stock, which will be granted in connection with the Company’s annual meeting of stockholders each year. Dr. Seth will also be entitled pursuant to the Company's amended and restated non-employee director compensation policy to receive a $40,000 annual retainer for her service on the Board, as well as an additional annual retainer of $6,000 for service as a member of the Compensation Committee.

In connection with her appointment as a member of the Board, the Company will enter into its standard form of indemnification agreement with Dr. Seth. The indemnification agreement will provide, among other things, that the Company will indemnify Dr. Seth for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred in any claim, action or proceeding arising in her capacity as a director or in connection with service at the Company’s request for another corporation or entity. The indemnification agreement will provide, among other things, that the Company will indemnify Dr. Seth for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred in any claim, action or proceeding arising in her capacity as a director or in connection with service at the Company’s request for another corporation or entity.

Following Dr. Seth’s appointment to the Board’s Compensation Committee, the membership of the three standing committees of the Board is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mary Ann Gray (chair)	Carl Gordon (chair)	Tomer Kariv (chair)
Nima Farzan	Mary Ann Gray	Nima Farzan
Julius Knowles	Ran Nussbaum	Julius Knowles
Alpna Seth
A copy of the press release announcing Dr. Seth’s appointment to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated April 19, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
Jasbir Seehra, Ph.D. Chief Executive Officer
Dated: April 19, 2023